EXHIBIT 10.2

WASHINGTON GROUP INTERNATIONAL, INC.

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”), dated as of September 8, 2006, is made and entered into by and between Washington Group International, Inc., a Delaware corporation (the “Company”), and (the “Executive”).

RECITALS:

1. The Executive is a senior executive of the Company or one or more of its Subsidiaries (as defined below) and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

2. The Company recognizes that the possibility of a Change in Control (as defined below) exists and that such possibility, and the uncertainty it may create among management, may result in the distraction or departure of management personnel, to the detriment of the Company and its stockholders;

3. The Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control;

4. The Company wishes to ensure that its senior executives are not unduly distracted by the circumstances attendant to the possibility of a Change in Control and to encourage the continued attention and dedication of such executives, including the Executive, to their assigned duties with the Company; and

5. The Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company.

NOW, THEREFORE, the Company and the Executive agree as follows:

1.  Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a)  “Base Pay” means the Executive’s annual base salary rate as in effect from time to time.

(b)  “Board” means the Board of Directors of the Company.

(c)  “Cause” means that, prior to any termination pursuant to Section 3(b), the Executive shall have:

EXHIBIT 10.2

(i)  been convicted of a criminal violation involving, in each case, fraud, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company or any Subsidiary;

(ii)  committed intentional wrongful damage to property of the Company or any Subsidiary; or

(iii)  committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary;

and any such act shall have been demonstrably and materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office (excluding the Executive if the Executive is then a member of the Board) at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in reasonable detail. Nothing herein will limit the right of the Executive or the Executive’s beneficiaries to contest the validity or propriety of any such determination.

(d)  “Change in Control” means the occurrence during the Term of any of the following events:

(i)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either: (A) the then outstanding Common Shares or (B) the Voting Shares; provided, however, that the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (4) any acquisition by any Person pursuant to a transaction that complies with clauses (A), (B) and (C) of Section 1(d)(iii) below; or

EXHIBIT 10.2

(ii)  Individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Shares and Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Shares and Voting Shares, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board providing for such Business Combination; or

(iv)  Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(e)  “Code” means the Internal Revenue Code of 1986, as amended.

(f)  “Common Shares” means shares of common stock, par value $.01 per share, of the Company.

EXHIBIT 10.2

(g)  “Employee Benefits” means the benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing benefits and service credit for benefits at least as great in the aggregate as are payable thereunder immediately prior to a Change in Control.

(h)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)  “Good Reason” means the occurrence of one or more of the following events:

(i)  Failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent or better office or position, of or with the Company and/or a Subsidiary (or any successor thereto by operation of law or otherwise), as the case may be, which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company and/or a Subsidiary (or any successor thereto) if the Executive shall have been a Director of the Company and/or a Subsidiary immediately prior to the Change in Control;

(ii)  Failure of the Company to remedy any of the following within 10 calendar days after receipt by the Company of written notice thereof from the Executive: (A) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Executive held immediately prior to the Change in Control, (B) a reduction in the Executive’s Base Pay received from the Company and any Subsidiary, (C) a reduction in the Executive’s Incentive Pay opportunity as compared with the Incentive Pay opportunity most recently paid prior to the Change in Control, or (D) the termination or denial of the Executive’s rights to Employee Benefits or a reduction in the scope or value thereof;

(iii)  The liquidation, dissolution, merger, consolidation or reorganization of the Company or the transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumed all duties and obligations of the Company under this Agreement pursuant to Section 10(a);

(iv)  The Company requires the Executive to have the Executive’s principal location of work changed to any location that is in excess of 50 miles from the location thereof immediately prior to the Change in Control, or requires the Executive to travel away from the Executive’s office in the course of discharging the Executive’s responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of the Executive in any of the three full years immediately prior to the Change in Control without, in either case, the Executive’s prior written consent; or

EXHIBIT 10.2

(v)  Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such breach.

(j)  “Incentive Pay” means an annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or a Subsidiary, or any successor thereto. “Incentive Pay” does not include any stock option, stock appreciation, stock purchase, restricted stock, private equity, long-term incentive or similar plan, program, arrangement or grant, whether or not provided under a plan, program or arrangement described in the preceding sentence.

(k)  “Severance Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control, or (ii) the Executive’s death; provided, however, that commencing on each anniversary of the Change in Control, the Severance Period will automatically be extended for an additional year unless, not later than 90 calendar days prior to such anniversary date, either the Company or the Executive shall have given written notice to the other that the Severance Period is not to be so extended.

(l)  “Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

(m)  “Term” means the period commencing as of the date hereof and expiring on the close of business on December 31, 2008; provided, however, that (i) commencing on January 1, 2008 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended; (ii) if a Change in Control occurs during the Term, the Term will expire on the last day of the Severance Period; and (iii) subject to Section 3(c), if, prior to a Change in Control, the Executive ceases for any reason to be an officer of the Company and any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 1(m), the Executive shall not be deemed to have ceased to be an employee of the Company and any Subsidiary by reason of the transfer of the Executive’s employment between the Company and any Subsidiary, or among any Subsidiaries.

(n)  “Termination Date” means the date on which the Executive’s employment is terminated (the effective date of which will be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 3(b)).

EXHIBIT 10.2

(o)  “Voting Shares” means at any time, the then-outstanding securities entitled to vote generally in the election of directors of the Company.

2.  Operation of Agreement. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, except as provided in Section 3(c), this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement will become immediately operative.

3.  Termination Following a Change in Control. (a) In the event of the occurrence of a Change in Control, the Executive’s employment may be terminated by the Company or a Subsidiary during the Severance Period (or pursuant to Section 3(c)) and the Executive will be entitled to the benefits provided by Section 4 unless such termination is the result of the occurrence of one or more of the following events:

(i)  The Executive’s death;

(ii)  If the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive immediately prior to the Change in Control; or

(iii)  Cause.

If, during the Severance Period, the Executive’s employment is terminated by the Company or any Subsidiary other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Executive will be entitled to the benefits provided by Section 4.

(b)  In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary during the Severance Period for Good Reason with the right to severance compensation as provided in Section 4 regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment.

(c)  Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and not more than 180 days prior to the date on which the Change in Control occurs, the Executive’s employment with the Company is terminated by the Company, such termination of employment will be deemed to be a termination of employment after a Change in Control for purposes of this Agreement if the Executive has reasonably demonstrated that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of a Change in Control.

EXHIBIT 10.2

(d)  A termination of employment pursuant to Section 3(a), 3(b) or 3(c) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or Subsidiary providing Employee Benefits, which rights will be governed by the terms thereof, except for any rights to severance compensation or benefits to which the Executive may be entitled upon termination of employment pursuant to any employment or severance agreement or employee plan (“Other Arrangements”), which rights will be deemed to have been satisfied to the extent and only to the extent comparable benefits are provided under this Agreement. This Section 3(d) is intended to avoid duplication of payments and benefits under this Agreement and under the Other Arrangements and this Section should be interpreted as being intended to insure that, in circumstances in which the Executive is entitled to severance and other benefits under Section 4 of this Agreement and under the Other Arrangements, the total severance amounts and value of benefits received by the Executive will be equal to the amounts and benefits provided under the agreement or arrangement that provides for the greatest amounts and benefits, but the Executive shall not be entitled to duplication of such amounts and benefits.

4.  Severance Compensation. (a) If, following the occurrence of a Change in Control, the Company or Subsidiary terminates the Executive’s employment during the Severance Period other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or if the Executive terminates the Executive’s employment pursuant to Section 3(b), provided that the Executive executes a release substantially in the form attached hereto as Annex A, the Company will:

(i)  pay to the Executive, within five business days after the expiration of any revocation period relating to the release described above, a lump sum payment in an amount equal to two (2) times the sum of (A) Base Pay (at the highest rate in effect for any period within three years prior to the Termination Date), plus (B) annual bonus (in an amount equal to target annual bonus for the year in which the Termination Date occurs); and

EXHIBIT 10.2

(ii)  for a period of eighteen (18) months following the Termination Date (the “Continuation Period”), arrange to provide the Executive, at no cost to the Executive, with (A) medical and dental benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section 1(i)(ii)) or (B) coverage for medical and dental benefits under the retiree medical program of the Company if the Executive is eligible for such coverage on the Termination Date. The Continuation Period shall be considered to be the period during which the Executive shall be eligible for continuation coverage under Section 4980B of the Code, and the Company shall reimburse the Executive for the amount of the premiums for such continuation coverage; provided, however that without otherwise limiting the purposes or effect of Section 6, the benefits otherwise receivable by the Executive pursuant to this Section 4(a)(ii) will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period following the Executive’s Termination Date, and any such benefits actually received by the Executive shall be reported by the Executive to the Company. If any benefit described in this Section 4(a)(ii) is subject to income or employment tax, the Company will pay to the Executive, at the earliest time permitted under Section 409A of the Code, an additional amount such that after payment by the Executive or the Executive’s dependents or beneficiaries, as the case may be, of all income and employment taxes imposed on such additional payment, the recipient retains an amount equal to the income and employment taxes imposed on such benefit. Notwithstanding the foregoing, if the Company determines that there is a substantial risk that the provision of benefits under this Section 4(a)(ii) will result in adverse tax consequences to the Executive under Section 409A of the Code, the Company will use its reasonable best efforts to make other arrangements to provide a substantially similar benefit to the Executive that does not have such adverse tax consequences, including, without limitation, making a lump sum payment at the earliest time permitted under Section 409A of the Code, in an amount equal to the Company’s reasonable determination of the present value of any such benefits that, if provided, would result in adverse tax consequences to the Executive and/or providing such benefit through insurance coverage on the Executive’s behalf; and

(iii)  pay to the Executive, within five business days after the expiration of any revocation period relating to the release described above, a lump sum payment in an amount equal to $50,000 in lieu of providing financial counseling benefits to the Executive during the Continuation Period.

(b)  Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the “prime rate” as set forth from time to time during the relevant period in The Wall Street Journal“Money Rates” column. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

(c)  Unless otherwise expressly provided by the applicable plan, program or agreement, after the occurrence of a Change in Control, the Company will pay in cash to the Executive a lump sum amount equal to the sum of (i) any unpaid incentive compensation that has been earned, accrued, allocated or awarded to the Executive for any performance period ending prior to the Change in Control (regardless of whether payment of such compensation is contingent on the continuing performance of services by the Executive), plus (ii) the value of any incentive-based annual cash bonus payable pursuant to any performance period that is outstanding on the date of the Change in Control. Such payment will be made at the earlier of (x) the date prescribed for payment pursuant to the applicable plan, program or agreement, and (y) within five business days after the Change in Control. In the case of clauses (i) and (ii), any applicable vesting requirements will be disregarded. In the case of clause (ii), the amount will be calculated at the greater of (1) the plan target or payout rate and (2) the amount determined based on the Company’s actual results relative to the applicable performance criteria as if the performance period had ended on the date of the Change in Control, which amount will be prorated on the basis of the number of days of the Executive’s participation during the applicable performance period to which the incentive pay related divided by the aggregate number of days in such performance period, taking into account service rendered through the payment date.

(d)  Notwithstanding anything to the contrary contained in this Section 4, if any payment to the Executive, the payment date of which is determined by reference to the Executive’s termination of employment, would constitute a “deferral of compensation” under Section 409A of the Code and the Executive is a “specified employee” (as such phrase is defined in Section 409A of the Code), the Executive (or the Executive’s beneficiary) will receive payment of the amounts described in this Section 4 upon the earlier of (i) six (6) months following the Executive’s “separation from service” with the Company (as such phrase is defined in Section 409A of the Code) or (ii) the Executive’s death.

EXHIBIT 10.2

5.  Golden Parachute Excise Tax - Modified Cap. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or any other agreement, contract or arrangement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants or benefits consultant. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 5, the Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 5. The Company will provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within 10 business days of the Termination Date, the Company may effect such reduction in any manner it deems appropriate.

6.  No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

EXHIBIT 10.2

7.  Legal Fees and Expenses. (a) It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive’s rights in connection with any dispute arising under this Agreement because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such dispute or proceeding. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship will exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing. Such payments will be made within five business days after delivery of the Executive’s written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require. Notwithstanding the foregoing, the Company’s obligation to pay to the Executive the legal fees and expenses under this Section 7(a) is not intended to include any fees and expenses incurred in connection with the initial review of this Agreement or any related agreement by the Executive or the Executive’s counsel or advisers.

(b)  Without limiting the obligations of the Company pursuant to Section 7(a), in the event a Change in Control occurs, the performance of the Company’s obligations under Section 4 and this Section 7 will be secured by amounts deposited or to be deposited in trust pursuant to certain trust agreements to which the Company will be a party providing that the benefits to be paid pursuant to Section 4 and the fees and expenses of counsel selected from time to time by the Executive pursuant to Section 7(a) will be paid, or reimbursed to the Executive if paid by the Executive, either in accordance with the terms of such trust agreements, or, if not so provided, on a regular, periodic basis upon presentation by the Executive to the trustee of a statement or statements prepared by such counsel in accordance with its customary practices. Any failure by the Company to satisfy any of its obligations under this Section 7(b) will not limit the rights of the Executive hereunder. Subject to the foregoing, the Executive will have the status of a general unsecured creditor of the Company and will have no right to, or security interest in, any assets of the Company or any Subsidiary.

8.  Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

9.  Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

10.  Successors and Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

EXHIBIT 10.2

(b)  This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)  This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 10(a) and 10(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 10(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

11.  Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at the Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

12.  Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware and federal law, without giving effect to the principles of conflict of laws of such State, except as expressly provided herein.

13.  Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid or otherwise unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid or otherwise unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid.

EXHIBIT 10.2

14.  Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. References to Sections are to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

15.  Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 3(c), 4, 5, 7, 8, 9, 10(b), 16, and 17 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.

16.  Beneficiaries. The Executive will be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, in either case by giving the Company written notice thereof in accordance with Section 11. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the “Executive” will be deemed, where appropriate, to the Executive’s beneficiary, estate or other legal representative.

17.  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

18.  Section 409A of the Code. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A of the Code. To the extent any provision in this Agreement is or will be in violation of Section 409A, the Agreement shall be amended in such manner as the parties may agree such that the Agreement is or remains in compliance with Section 409A and the intent of the parties is maintained to the maximum extent possible. In particular, to the extent that the Executive becomes entitled to a payment or benefit under this Agreement that would constitute a “deferral of compensation” under Section 409A of the Code and the date that the payment would be made or benefit provided would subject the Executive to income inclusion or penalties under Section 409A of the Code, then notwithstanding anything to the contrary in this Agreement, such payment or benefit will be made or provided, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Executive on the earlier of (a) the Executive’s “separation from service” with the Company (determined in accordance with Section 409A); provided, however, that if the Executive is a “specified employee” (within the meaning of Section 409A), the Executive’s date of payment shall be the date that is six months after the date of the Executive’s separation of service with the Company, or (b) the Executive’s death. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

EXHIBIT 10.2

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

WASHINGTON GROUP INTERNATIONAL, INC.

/s/ Larry L. Myers
By:
Larry L. Myers, SVP Human Resources

SCHEDULE TO EXHIBIT 10.2

Severance Agreements with Officers

Name	Date of Agreement

Stephen M. Johnson	September 8, 2006
George H. Juetten	September 8, 2006
Jerry K. Lemon	September 8, 2006
Larry L. Myers	September 8, 2006
Richard D. Parry	September 8, 2006
Cynthia M. Stinger	September 8, 2006
Craig G. Taylor	September 8, 2006
Earl L. Ward	September 8, 2006
Thomas H. Zarges	September 8, 2006